EXHIBIT 99.1

Press Release Source: Commonwealth Biotechnologies, Inc.

May 5, 2008

Commonwealth Biotechnologies to Establish New Drug Discovery Service

Facilities in China and Appoint an Additional 200 Chemists by December 2008

RICHMOND, Va.—Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market: CBTE) is pleased to announce further details regarding Venturepharm (Asia), CBI’s joint venture with Venturepharm Laboratories Ltd (“VPL”) (HKEX: 8225.HK). The joint venture was established to leverage CBI’s and VPL’s respective strengths in drug discovery and clinical research and development. The initial focus will be to establish two new state-of-the-art chemistry facilities in Jiangsu province, China, to service the growing global demand for discovery chemistry services. The market for chemistry related services is estimated to be worth in excess of $8 billion per annum (Kalorama Information), and the section of the total pharmaceutical R&D market that the JV addresses is worth an estimated $112B in 2008 (Jeffries and Co). The combination of CBI’s expertise in drug discovery services and reliable project management combined with the capacity and cost advantages offered by VPL will (i) allow CBI’s customers to access a combination of rapid, high-quality, and innovative research services at globally competitive prices and (ii) provide CBI’s shareholders with a stake in the booming Chinese technology sector.

Funded by VPL with local and federal Chinese government support, experienced staff from CBI’s Exelgen and Mimotopes drug discovery services groups will guide the construction and build-out of the new chemistry facilities. CBI expects to fully integrate the new facilities with its existing production sites in Australia, Europe and the United States to provide seamless project management locally to clients. The facilities will use the same production, inventory management, QA and QC systems to ensure optimal operational performance. CBI’s global business development and customer support organization will operate customer support, business development and distribution for the joint venture to provide local support for clients. Marketing initiatives for the joint venture will be promoted through targeted advertising via print and web-based media, and conference attendance. To support the new facilities, Venturepharm (Asia) will appoint up to 200 chemists in 2008, with the aim of growing this to over 1000 by 2010. CBI management currently expects the joint venture to generate strong revenue growth in the first 12 months following the formal implementation of Venturepharm (Asia). In addition, CBI management currently expects these revenues to increase 5 fold by the year 2010.

Dr. Paul D’Sylva, CEO of CBI said “We believe that the need for increasing numbers of drug candidates and the tight economic conditions in the U.S. have prompted pharma and biotech companies to increasingly use reliable, cost-effective outsourcing to drive their drug discovery programs. This exciting initiative gives CBI, VPL and our clients an opportunity to benefit from this growing trend by significantly expanding CBI’s capacity and global reach in China at a significantly lower cost base. We believe that the minimal capital investment required by CBI and the profit-sharing arrangement with VPL can provide our clients and our shareholders with a low-risk and high-reward entry to the thriving Chinese marketplace.”

Dr. Bill Guo, Chairman and CEO of VPL said “Through competitive advantages in price, speed and quality of service, this joint venture aims to establish one of the largest global providers in the drug discovery market. We believe that VPL’s access to high-quality, low-cost human and physical infrastructure and CBI’s expertise in drug discovery systems and processes is a truly winning combination.”

Dr. Richard Freer, Chairman and COO of CBI added, “We believe that, in drug discovery especially, simply adding capacity is no longer going to be good enough. In our view, there should also be real on site management by the innovation part of the business or the value proposition for the client will be diminished. Therefore, the CBI model will do exactly that—on site, hands on participation of our innovative scientific staff to ensure the highest value at the most competitive price.”

About Commonwealth Biotechnologies, Inc.

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; (4) Exelgen Ltd, Bude, UK, a medicinal and synthetic discovery chemistry business; and (5) Venturepharm (Asia), Beijing, China, a contract research joint venture specializing in process scale-up, formulation development, cGMP manufacturing and clinical trial management. CBI companies directly employ over 100 staff in three world-class laboratories and have access to over 2,000 additional staff through CBI’s Venturepharm (Asia) joint venture. For more information, visit CBI on the web at www.cbi-biotech.com

About Venturepharm Laboratories Ltd

VPL is the largest provider of pharmaceutical development services in China. These include API (Active Pharmaceutical Ingredient) formulation development, clinical trial management, product registration, marketing and sales to pharmaceutical distributors and patients in China and overseas. Listed as a Hong Kong public company (8225), VPL has experienced dramatic success since its inception in 1999. Powered with 7 VSmart® technology platforms, it has over 400 non-patent infringed products approved, or pending. In addition, 6 new chemical entities are at preclinical stage. These products encompass over 13 major therapeutic areas. In 2004, VPL was valued by FORTUNE magazine as one of the five most promising companies in China. Since 2000, Venturepharm has achieved revenue CAGR of 133% and EPS CAGR of 383% annually. For more information, visit the Venturepharm website at www.venturepharm.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, CBI cannot guarantee that the joint venture with VPL will produce any revenues or meet the prospects referenced herein. In addition, CBI cannot guaranty that CBI or VPL will continue to experience positive revenue trends in the future. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.